Exhibit 99.1

Material Sciences Announces Fiscal 2013 Second Quarter Financial Results

  Second quarter net sales decline 13.0 percent on loss of opportunistic electrogalvanizing business
  Acoustical sales increase 12.3 percent to highest second quarter level in four years
  Earnings per diluted share increase 19.2 percent to $0.31 per share, including $0.19 per share gain on sale of a non-operating asset
  Second quarter adjusted EBITDA at $3.2 million
  Strong cash position of $37.2 million
  $1.6 million of stock repurchased during the second quarter; Board of Directors approved an additional one million share repurchase authorization in September 2012

ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--October 10, 2012--Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported financial results for the fiscal 2013 second quarter ended August 31, 2012.

“Our operating and financial results continue to perform to our expectations, in spite of the absence of opportunistic electrogalvanized ('EG') sales we experienced last fiscal year and continued weakness in Europe,” said Clifford Nastas, Material Sciences’ Chief Executive Officer. “As stated in the past, last year’s financial results benefited from $4.3 million of EG shipments in the second quarter. Despite this significant shift in revenue, our gross margin only declined by 30 basis points for the quarter. Year-over-year sales of acoustical products increased 12.3 percent for the fiscal 2013 second quarter, driven primarily by higher brake, body panel and engine product sales.”

Fiscal 2013 Second Quarter Results

Net sales for the fiscal 2013 second quarter declined 13.0 percent to $29.9 million versus $34.4 million for the same period last year.

Acoustical sales increased $2.1 million to $19.4 million from $17.2 million for the prior fiscal year quarter, marking the highest second quarter acoustical sales in four years. The primary drivers for the 12.3 percent increase were higher aftermarket brake sales in both the North American and Asian markets, higher sales of original equipment brakes in North America, and higher Quiet Steel® sales for body panel and engine related applications. This was partially offset by lower sales of original equipment and aftermarket brake products in Europe resulting from their weak economy.

Sales of coated products declined overall by $6.6 million to $10.6 million from $17.2 million for the prior fiscal year quarter. The 38.5 percent decline in coated sales was due primarily to lower shipments of EG and fuel tank products.

Gross profit, as a percentage of fiscal 2013 second quarter net sales, was 21.9 percent compared to 22.2 percent for the fiscal 2012 second quarter. The primary reasons for the decline were lower sales, a reduction in facility utilization and an unfavorable manufacturing performance due to higher unscheduled downtime and yield loss associated with several new product launches.

For the fiscal 2013 second quarter, selling, general and administrative expenses (“SG&A”), as a percentage of net sales, were 16.7 percent compared to 13.7 percent of net sales in the same period last year. SG&A was $5.0 million for the fiscal 2013 second quarter and $4.7 million for the fiscal 2012 second quarter.

On August 31, 2012, Material Sciences sold the Elk Grove Village Plant #7 non-operating facility to Torburn Partners, Inc. for cash. The net proceeds from the asset sale were $9.2 million, generating a gain on sale of $3.2 million. The Company will report a tax loss on the asset sale and expects to realize future cash tax savings of approximately $1.8 million due to the tax loss.

For the three months ended August 31, 2012, the Company’s effective income tax rate was an expense of 37.1 percent compared to a slight benefit of 0.2 percent in the same period last year. The low rate in the period ended August 31, 2011, was due to the utilization of deferred tax assets—principally AMT credits—while having a valuation allowance in place on the deferred tax assets.

Net income for the fiscal 2013 second quarter was $3.3 million, or $0.31 per diluted share, compared with $3.0 million, or $0.26 per diluted share, in the fiscal 2012 second quarter. As reflected in the table below, adjusting net income for one-time items and a normalized effective tax rate, fiscal 2013 second quarter adjusted net income was $1.3 million, or $0.12 per diluted share compared to adjusted net income of $2.2 million, or $0.19 per diluted share in the prior year period.

Fiscal 2013 First Half Results

Net sales for the fiscal 2013 first half declined 8.1 percent to $64.8 million versus $70.5 million for the same period last year primarily due to the loss of EG business and lower fuel tank sales.

Gross profit, as a percentage of fiscal 2013 first half net sales, was 23.3 percent compared to 24.4 percent for the same period in fiscal 2012. The primary reasons for the lower gross profit were the decline in sales and reduction in facility utilization.

SG&A expenses were $10.4 million, or 16.1 percent of net sales for the fiscal 2013 first half, compared to $10.3 million, or 14.6 percent of net sales for the same period last fiscal year.

Net income for the fiscal 2013 first half was $5.5 million, or $0.52 per diluted share compared with $7.2 million, or $0.59 per diluted share in the fiscal 2012 first half. As reflected in the table below, adjusting net income for one-time items and a normalized effective tax rate, fiscal 2013 first half adjusted net income was $3.5 million, or $0.33 per diluted share compared to adjusted net income of $5.1 million, or $0.42 per diluted share in the prior year period.

Net income comparisons for the second quarter and first half--as reported and as adjusted for unusual items--are presented in the table below (in thousands, except per share):

* See GAAP to Non-GAAP Reconciliations Note Below	Second Quarter		First Half
	FY 2013	FY 2012	FY 2013	FY 2012
Income Before Provision for Income Taxes	$5,171	$3,016	$8,597	$7,435
Adjustments (Reflects Non-GAAP Measures):
Gain on Sale of Assets	(3,216)	-	(3,216)	-
Restructuring Costs	-	345	-	345
Total Income Adjustments	(3,216)	345	(3,216)	345

Adjusted Income Before Provision for Income Taxes	$1,955	$3,361	$5,381	$7,780

Adjusted Provision for Income Taxes (1)	676	1,163	1,862	2,692

Adjusted Net Income	$1,279	$2,198	$3,519	$5,088
Adjusted Net Income Per Diluted Share	$0.12	$0.19	$0.33	$0.42

(1) The normalized fiscal 2013 tax rate provision is 34.6 percent adjusted for the tax impact of the asset sale. All periods presented are using the 34.6 percent tax rate provision for comparison purposes.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal 2013 second quarter and first half, compared to last year's comparable periods, are presented in the table below (in thousands):

** See EBITDA Definition Below	Second Quarter		First Half
	FY 2013	FY 2012	FY 2013	FY 2012
Income Before Provision for Income Taxes	$5,171	$3,016	$8,597	$7,435
Less Interest Income	(12)	(14)	(6)	(32)
Plus Depreciation	1,151	1,229	2,450	2,483
Plus Compensatory Effect of Stock Plans	154	79	292	150
EBITDA	$6,464	$4,310	$11,333	$10,036
Total Income Adjustments	(3,216)	345	(3,216)	345
Adjusted EBITDA	$3,248	$4,655	$8,117	$10,381

During the first six months of fiscal 2013, the Company generated $3.9 million of cash from operating activities compared with $8.2 million during the same period last year. The $4.3 million decrease was mainly the result of $1.7 million of lower net income adjusted for non-cash items and a $2.4 million prior year timing issue on accounts receivable collections.

For the six month period ended August 31, 2012, the Company invested $2.1 million in capital improvement projects, compared with $2.9 million in the same period last year.

The stock repurchase program continued during the fiscal 2013 second quarter as the Company invested $1.6 million to acquire its common stock. During the first half of fiscal 2013, the Company invested $2.0 million in its share buyback program. The Company currently has just over 10.2 million shares outstanding.

Mr. Nastas continued: “We further strengthened our balance sheet by selling our Elk Grove Village non-operating facility and leasing back a portion of the facility’s office space. As a result of this transaction and strong operating cash flows, our cash balance at August 31, 2012, has increased $9.0 million to $37.2 million since the start of fiscal 2013. Reflected in this net cash increase were $2.1 million of capital investments in our operations and $2.0 million for the repurchase of common stock. Having a strong balance sheet is a significant competitive advantage and we will thoughtfully and proactively use our cash to reinvest in the business and continue to fund our active stock repurchase program,” concluded Mr. Nastas.

Conference Call

Material Sciences will host a conference call to present its fiscal 2013 second quarter results today, Wednesday, October 10, 2012 at 9:00 a.m. Central Time, or 10:00 a.m. Eastern Time. Clifford Nastas, Chief Executive Officer, and James Pawlak, Vice President and Chief Financial Officer, will discuss the Company's financial and operating performance and answer questions from the financial community.

To participate in the conference call, please dial 1-877-407-0784 several minutes before the conference call begins. International participants should dial 1-201-689-8560. An audio replay will be available for one week following the call at 1-877-870-5176 for domestic callers and 1-858-384-5517 for international access. The replay identification number for this conference is 401038.

Investors also may access a live webcast of the call on the Company's website: www.matsci.com. A replay of the call will be available on the site for 30 days following the call.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Forward Looking Statements

Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as "anticipate," "believe," "plan," "expect," "intend," "project," "will," "potential" and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company's financial condition and operations, include, but are not limited to, the following: uncertainty in the global economy and in the industries in which it operates--including the transportation, building and construction, electronics and durable goods industries; the Company's ability to respond to competitive factors--including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; supply shortages or price increases in raw material, energy and commodities; the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences' significant customers or suppliers; its ability to attract new customers for brake damping materials, engine components and body panel laminate parts in North America, Asia and Europe, and to introduce new products; overcapacity in its industries; shifts in the supply model for the Company's products; labor disputes involving Material Sciences or its significant customers or suppliers; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations; the Company's ability to effectively manage its business objectives including its ability to retain key personnel; environmental risks, costs, recoveries and penalties associated with past and present manufacturing operations; access to credit, which is limited under its asset-based credit agreement; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended February 29, 2012, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

* GAAP to Non-GAAP Reconciliations

Material Sciences presents these reconciliations of Generally Accepted Accounting Principles (GAAP) to non-GAAP earnings to provide a better understanding of its operating results--separate from the financial impact of unusual and one-time transactions. Using only the non-GAAP earnings measures to analyze earnings would have material limitations. This occurs because calculations are based on management's subjective determinations on the nature and classification of events and circumstances that investors may find material. The Company compensates for these limitations by using both GAAP and non-GAAP earnings measures to analyze results. Management believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations, separate from items that may have a disproportionate positive or negative impact on financial results in any period.

** EBITDA Definition

EBITDA is a non-GAAP calculation, although it is based on numbers included in income statements based on GAAP. Management believes that EBITDA is an important metric used by investors and analysts to review Material Sciences' historical results. It should be considered as an addition -- not as an alternative -- to net income or operating income as an indicator of the Company's operating performance, or operating cash flows for measuring liquidity.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Condensed Consolidated Statements of Operations (Unaudited)
Material Sciences Corporation and Subsidiaries

	Three Months Ended		Six Months Ended
	August 31,		August 31,

(In thousands, except per share data)	2012	2011	2012	2011

Net Sales	$29,927	$34,417	$64,761	$70,453
Cost of Sales	23,374	26,766	49,653	53,280
Gross Profit	6,553	7,651	15,108	17,173
Selling, General and Administrative Expenses	4,985	4,726	10,443	10,276
Gain on Sale of Assets	3,216	-	3,216	-
Restructuring Expenses	-	345	-	345
Income from Operations	4,784	2,580	7,881	6,552
Other Income, Net:
Interest Income, Net	12	14	6	32
Equity in Results of Joint Venture	67	121	115	263
Rental Income	348	281	629	544
Other, Net	(40)	20	(34)	44
Total Other Income, Net	387	436	716	883

Income from Operations Before Provision (Benefit) for Income Taxes	5,171	3,016	8,597	7,435
Provision (Benefit) for Income Taxes	1,918	(5)	3,126	257
Net Income	$3,253	$3,021	$5,471	$7,178

Basic Net Income Per Share	$0.31	$0.26	$0.53	$0.60

Diluted Net Income Per Share	$0.31	$0.26	$0.52	$0.59

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income Per Share	10,332	11,557	10,393	12,013
Dilutive Shares	119	95	117	92
Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	10,451	11,652	10,510	12,105

Outstanding Common Stock Options Having No Dilutive Effect	407	373	412	373

Condensed Consolidated Balance Sheets
Material Sciences Corporation and Subsidiaries

	August 31,	February 29,
(In thousands)	2012	2012
	(unaudited)	(audited)
Assets:
Current Assets:
Cash and Cash Equivalents	$37,165	$28,201
Receivables, Less Reserves and Allowances of $367 and $696, Respectively	17,853	20,136
Income Taxes Receivable	1,630	141
Prepaid Expenses	1,105	674
Inventories	21,741	20,758
Short Term Deferred Tax Assets	3,077	4,313
Total Current Assets	82,571	74,223

Property, Plant and Equipment	116,989	127,952
Accumulated Depreciation	(89,051)	(93,217)
Net Property, Plant and Equipment	27,938	34,735

Other Assets:
Investment in Joint Venture	2,704	2,955
Long Term Deferred Tax Assets	10,984	13,024
Other	152	159
Total Other Assets	13,840	16,138

Total Assets	$124,349	$125,096

Liabilities:
Current Liabilities:
Accounts Payable	$11,945	$13,364
Accrued Payroll Related Expenses	2,767	3,113
Accrued Expenses	4,525	5,289
Total Current Liabilities	19,237	21,766

Long-Term Liabilities:
Pension and Postretirement Liabilities	7,807	8,500
Long-Term Incentives	3,143	3,420
Other	3,231	3,430
Total Long-Term Liabilities	14,181	15,350

Commitments and Contingencies	-	-

Shareowners' Equity:
Preferred Stock	-	-
Common Stock	381	381
Additional Paid-In Capital	80,736	80,440
Treasury Stock at Cost	(76,436)	(74,423)
Retained Earnings	89,523	84,052
Accumulated Other Comprehensive Income (Loss)	(3,273)	(2,470)
Total Shareowners' Equity	90,931	87,980

Total Liabilities and Equity	$124,349	$125,096

Condensed Consolidated Statements of Cash Flows (Unaudited)
Material Sciences Corporation and Subsidiaries

	Six Months Ended
	August 31,

(In thousands)	2012	2011

Cash Flows From:
Operating Activities:
Net Income	$5,471	$7,178
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Amortization and Accretion	2,450	2,483
Equity in Results of Joint Venture	(115)	(263)
Deferred Income Taxes	2,884	-
Gain on Sales of Assets	(3,216)	-
Compensatory Effect of Stock Plans	292	150
Other, Net	-	(42)
Changes in Assets and Liabilities:
Receivables	2,015	5,214
Income Taxes Receivable	(1,489)	(10)
Prepaid Expenses	(429)	(565)
Inventories	(1,134)	(1,549)
Accounts Payable	(1,152)	(3,285)
Accrued Expenses	(904)	(1,023)
Other, Net	(785)	(125)
Net Cash Provided by Operating Activities	3,888	8,163

Investing Activities:
Capital Expenditures	(2,060)	(2,940)
Proceeds from Sale of Assets	9,180	-
Net Cash Provided by (Used In) Investing Activities	7,120	(2,940)

Financing Activities:
Purchases of Treasury Stock	(1,999)	(11,973)
Issuance of Common Stock	3	32
Net Cash Used in Financing Activities	(1,996)	(11,941)

Effect of Exchange Rate Changes on Cash	(48)	30

Net Increase (Decrease) in Cash and Cash Equivalents	8,964	(6,688)
Cash and Cash Equivalents at Beginning of Period	28,201	35,629
Cash and Cash Equivalents at End of Period	$37,165	$28,941

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$634	$840
Treasury Stock Purchases in Accrued Liabilities at Period-End	$14	$377

Supplemental Cash Flow Disclosures:
Interest Paid	$16	$18
Income Taxes Paid (Refunded), Net	$1,827	$243

CONTACT:
Material Sciences Corporation
James D. Pawlak, Vice President, Chief Financial Officer, 847-439-2210
OR
SM Berger & Company
Stanley Berger / Andrew Berger, 216-464-6400